ABRAXAS PETROLEUM CORPORATION

www.abraxaspetroleum.com

Exhibit 99.1

NEWS RELEASE

Abraxas Forms a Master Limited Partnership and

Repays all Outstanding Indebtedness

SAN ANTONIO (May 25, 2007) - Abraxas Petroleum Corporation (AMEX:ABP) today announced that Abraxas will redeem its existing $125 million senior secured notes and has terminated its existing revolving credit facility. A conference call to discuss these transactions has been scheduled for 11:00 a.m. CT today.

Abraxas outstanding indebtedness will be repaid in connection with a series of transactions that are expected to close on May 25, 2007, including:

Abraxas formed a master limited partnership, Abraxas Energy Partners, L.P. (the “Partnership”), pursuant to which Abraxas contributed certain assets located in South and West Texas. The assets contributed to the Partnership had estimated proved reserves of approximately 65 Bcfe as of December 31, 2006 and which currently account for approximately 85% of Abraxas’ daily production. Abraxas through certain wholly-owned subsidiaries, will own an approximate 47% interest in the Partnership, consisting of 5,131,959 common units and 227,232 general partner units. The general partner of the Partnership, Abraxas General Partner, LLC, will be a wholly-owned subsidiary of Abraxas.

Abraxas, through certain wholly-owned subsidiaries, sold an approximate 53% interest in the Partnership in a private placement offering for $100 million. The private placement investor group was led by Lehman Brothers MLP Opportunity Fund L.P. and co-led by Citigroup Global Markets Inc., Third Point LLC, funds managed by Fiduciary Asset Management, LLC, and funds managed by Merrill Lynch Commodity Partners, L.P. and Tortoise Capital Resources Corporation. The private placement consisted of 6,002,408 common units at a purchase price of $16.66 per unit. In connection with the private placement of the Partnership units, the Partnership has entered into registration rights agreements with regard to the limited partner units purchased by the investors.

The Partnership entered into a $150 million credit facility, of which $35 million was drawn at closing.

Abraxas sold $22.5 million of its common stock in a private placement offering to several purchasers of the Partnership units. The private placement consisted of 5,874,678 shares of common stock, at a purchase price of $3.83 per share. The purchase price reflects the 10-day volume weighted average price of the Abraxas’ common stock prior to closing. The purchasers of the common stock were also issued a five-year warrant to purchase up to an additional 1,174,938 shares of common stock, at the purchase price of the common stock in the private placement. In connection with the private placement of Abraxas’ common stock, Abraxas has agreed to file a registration statement relating to the shares sold and the shares issuable upon exercise of the warrants within the next 30 days.

500 N. Loop 1604 East, Suite 100, San Antonio, Texas 78232

Office: 210.490.4788 Fax: 210.490.8816

Net proceeds from the above transactions of approximately $147.3 million will be used to repay all of Abraxas’ and its subsidiaries’ outstanding indebtedness with the excess proceeds dedicated to fund future drilling opportunities and for general corporate purposes.

“I am extremely pleased to announce that for the first time in almost thirty years, Abraxas is a debt-free entity, other than the debt at the Partnership. Earlier this year, we realized there was a unique opportunity to recapitalize Abraxas on much better terms than we currently had with our existing debt, and thus, we embraced and acted upon the opportunity to form a master limited partnership. As a result of the private placement, we will ultimately own (through certain wholly-owned subsidiaries) an approximate 47% interest in the Partnership, for which we will receive commensurate quarterly distributions. Outside of the Partnership, we retained approximately 34 Bcfe of proved reserves with numerous high-impact proved undeveloped and probable locations. We retained our resource plays in West Texas (Woodford Shale) and Wyoming (Brooks Draw), in addition to several exploratory projects we have identified in South Texas targeting the Wilcox formation,” commented Bob Watson, President and CEO of Abraxas.

A.G. Edwards acted as exclusive financial advisor in connection with the formation of the Partnership and the sole placement agent in connection with the private placement offerings of the Partnership’s common units and Abraxas’ common stock and warrants.

SG Americas Securities, LLC acted as bookrunner and lead arranger, and Société Générale acted as administrative agent, for the Partnership’s credit facility.

Conference call information: Abraxas invites you to participate in a conference call on Friday, May 25, 2007, at 11:00 a.m. CT to discuss these transactions and respond to questions. Please dial 1.866.383.8003, passcode 28714401, 10 minutes before the scheduled start time, if you would like to participate in the call. The conference call will also be webcast live on the Internet and can be accessed directly on the Company’s website at www.abraxaspetroleum.com under the Investor Relations section. In addition to the audio webcast replay, a podcast and transcript of the conference call will be posted on the Investor Relations section of the Company’s website approximately 24 hours after the conclusion of the call, and will be accessible for at least 60 days.

The securities have not been registered under the Securities Act of 1933, as amended, or any state securities laws, and unless so registered, the securities may not be offered or sold in the United States except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such state or jurisdiction. For more details, refer to the 8-K filed with the Securities and Exchange Commission on even date.

Abraxas Petroleum Corporation is a San Antonio-based crude oil and natural gas exploitation and production company with operations in Texas and Wyoming.

Safe Harbor for forward-looking statements: Statements in this release looking forward in time involve known and unknown risks and uncertainties, which may cause Abraxas’ actual results in future periods to be materially different from any future performance suggested in this release. Such factors may include, but may not be necessarily limited to, changes in the prices received by Abraxas for natural gas and crude oil. In addition, Abraxas’ future natural gas and crude oil production is highly dependent upon Abraxas’ level of success in acquiring or finding additional reserves. Further, Abraxas operates in an industry sector where the value of securities is highly volatile and may be influenced by economic and other factors beyond Abraxas’ control. In the context of forward-looking information provided for in this release, reference is made to the discussion of risk factors detailed in Abraxas’ filings with the Securities and Exchange Commission during the past 12 months.

FOR MORE INFORMATION CONTACT:

Barbara M. Stuckey/Director of Corporate Development

Direct Telephone 210.757.9835

Main Telephone 210.490.4788

bstuckey@abraxaspetroleum.com

www.abraxaspetroleum.com